Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, Avinger, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the stock of Avinger, Inc.
effective at the opening of the trading session on July 3, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on February 11, 2025. The Company stock was suspended on February 18, 2025.
The Staff determination to delist the Company stock became final on February 18, 2025.